Exhibit 99.1

191 Mason Street Greenwich, Connecticut 06830 t: 203.629.9595 Associated-Capital-Group.com

For Immediate Release:	Contact:	Douglas R. Jamieson President & CEO (203) 629-2726 Associated-Capital-Group.com

Associated Capital Group To Spin-off Morgan Group Holding Co.

Greenwich, Connecticut, March 16, 2020 – Associated Capital Group, Inc. (NYSE: AC), (“Associated Capital”), announced today that its Board of Directors has approved the spin-off of Morgan Group Holding Co. (“Morgan”, OTC: MGHL) to Associated Capital’s shareholders.  Associated Capital will distribute to its shareholders on a pro rata basis the 50,000,000 shares of Morgan that Associated Capital owns. As of December 31, 2019 the book value of Morgan is $6,037,342 in the aggregate and $0.10 per share.

Morgan, through its indirect, wholly-owned subsidiary, G.research, LLC (“G.research”), is an institutional research services firm founded in 1976.  G.research is a broker-dealer registered under the Securities Exchange Act of 1934, as amended, that provides institutional research services and acts as an underwriter.  This transaction is subject to regulatory approvals and there are no assurances that a transaction will be completed.

About Associated Capital Group, Inc.

Associated Capital, based in Greenwich Connecticut, is a diversified global financial services company that provides alternative investment management through Gabelli & Company Investment Advisers, Inc. (“GCIA” f/k/a Gabelli Securities, Inc.). The proprietary capital is earmarked for our direct investment business that invests in new and existing businesses. The direct investment business is developing along three core pillars: Gabelli Private Equity Partners, LLC (“GPEP”), formed in August 2017 with $150 million of authorized capital as a “fund-less” sponsor; the SPAC business (Gabelli special purpose acquisition vehicles), launched in April 2018; and Gabelli Principal Strategies Group, LLC (“GPS”) created to pursue strategic operating initiatives.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this press release contain “forward-looking statements”. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.